Exhibit 97.1
CROSS COUNTRY HEALTHCARE, INC.
COMPENSATION RECOUPMENT POLICY
Effective as of December 1, 2023
I.Introduction
The Board of Directors (the “Board”) of Cross Country Healthcare, Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board and the Compensation Committee of the Board (the “Compensation Committee”) have therefore adopted this Compensation Recoupment Policy (this “Policy”) in order to implement a mandatory clawback policy in the event of a Restatement in compliance with the Applicable Rules, as well as to provide the Compensation Committee with discretion to recoup certain compensation in circumstances involving misconduct, as set forth in Section IX of this Policy. All capitalized terms used, but not immediate defined, in this Policy have the meanings set forth in Section III.
II.Effective Date
This Policy shall be effective as of December 1, 2023 (the “Effective Date”), and supersedes any and all prior clawback or recoupment policies as of the Effective Date.
III.Defined Terms
a.“Applicable Rules” means Section 10D of the Exchange Act and Rule 10D-1 promulgated thereunder, Listing Rule 5608 of the Listing Rules of The Nasdaq Stock Market (“Nasdaq”), and any other national stock exchange rules that the Company is or may become subject to.
b.“Clawback Compensation” means Incentive-Based Compensation or any other recovered incentive compensation, in each case as determined to be subject to repayment pursuant to this Policy.
c.“Clawback Event” means either (i) a required recoupment of Incentive-Based Compensation in the event of a Restatement or (ii) a discretionary recoupment pursuant to Section IX of this Policy.
d.“Covered Persons” means each officer of the Company who is the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar significant policy-making functions for the Company, as determined under 17 CFR §229.401(b).
e.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
f.“Financial Reporting Measures” mean (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, (ii) the Company’s stock price, and (iii) total shareholder return in respect of the Company. A “Financial Reporting Measure” need not be presented within the financial statements or included in a filing with the SEC.

g.“Incentive-Based Compensation” means any compensation that is granted, earned, or vested, based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation does not include, among other forms of compensation, equity awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to Financial Reporting Measures.
h.“Received” means Incentive-Based Compensation is deemed “Received” for the purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure applicable to the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
i.“Recovery Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare a Restatement, which date is the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement or (ii) a date that a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.
j.“Regulators” means, as applicable, the SEC and Nasdaq.
k.“Restatement” means that the Company is required to prepare an accounting restatement due to a material noncompliance of the Company with any financial reporting requirement under the securities laws, including (i) any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
l.“SEC” means the U.S. Securities and Exchange Commission.
IV.Administration
This Policy shall be administered by the Compensation Committee, which shall make all determinations with respect to this Policy in its sole discretion, provided that this Policy shall be interpreted in a manner consistent with the requirements of the Applicable Rules, except that Section IX of this Policy shall be interpreted in the Compensation Committee’s sole discretion, which may or may not conform with the Applicable Rules. Notwithstanding the foregoing, the Board shall assume any and all powers and authority of the Compensation Committee with respect to administration of Section IX of this Policy, in which case references to the Compensation Committee shall be deemed to include the Board, as applicable.
V.Coverage and Application
This Policy covers all persons who are Covered Persons at any time during the Recovery Period for which Incentive-Based Compensation is Received. Incentive-Based Compensation shall not be recovered under this Policy to the extent Received by any person before the date the person served as a Covered Person. Subsequent changes in a Covered Person’s employment status, including retirement or termination of employment, do not affect the Company’s right to recover Incentive-Based Compensation pursuant to this Policy.
This Policy shall apply to Incentive-Based Compensation that is Received by any Covered Person on or after October 2, 2023 that results from attainment of a Financial Reporting Measure based on or derived from financial information for any fiscal period ending on or after October 2, 2023.
VI.Recovery on a Restatement
In the event that the Company is required to prepare a Restatement, the Company shall reasonably promptly recover from a Covered Person the amount of any erroneously awarded Incentive-Based Compensation that is Received by such Covered Person during the Recovery Period. The amount of erroneously Received Incentive-Based Compensation will be the excess of the Incentive-Based Compensation Received by the Covered Person (whether in cash or shares) based on the erroneous data in the original financial statements over the Incentive-Based Compensation (whether in cash or in shares) that would have been Received by the Covered Person had such Incentive-Based Compensation been based on the restated results, without respect to any tax liabilities incurred or paid by the Covered Person. Without limiting the foregoing, for Incentive-Based Compensation based on the Company’s stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Restatement, (i) the amount shall be based on the Company’s reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such estimate to Nasdaq.
VII.Exceptions to this Policy
No recovery of Incentive-Based Compensation shall be required if any of the following conditions are met and the Compensation Committee determines that, on such basis, recovery would be impracticable:
a.the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that prior to making a determination that it would be impracticable to recover any Incentive-Based Compensation based on the expense of enforcement, the Company shall (i) have made a reasonable attempt to recover the Incentive-Based Compensation, (ii) have documented such reasonable attempts to recover, and (iii) provide the documentation to Nasdaq;
b.recovery would violate home country law where that law was adopted prior to November 28, 2022; or
c.recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations promulgated thereunder.
VIII.Public Disclosure
The Company shall make all required disclosures and filings with the Regulators with respect to this Policy in accordance with the requirements of the Applicable Rules, and any other requirements applicable to the Company, including any disclosures required in connection with SEC filings.
IX.Discretionary Recovery
The Compensation Committee may, in its discretion, require the return, repayment, or forfeiture of any cash or equity-based incentive compensation payment or award made or granted to any current or former Covered Person, if the Compensation Committee determines that a Covered Person has engaged in [fraud or misconduct], or in the event of a Restatement (to the extent such return, repayment, or forfeiture is not already covered by this Policy).
X.Methods of Recovery
In the event of a Clawback Event, subject to applicable law, the Compensation Committee may take any such actions as it deems necessary or appropriate, including, without limitation:
a.The cancellation of any Clawback Compensation in the form of vested or unvested equity or equity-based awards that have not been distributed or otherwise settled prior to the date of determination;
b.The recovery of any Clawback Compensation that was previously paid to the Covered Person;
c.The recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any Clawback Compensation in the form of equity or equity-based awards;

d.The offset, withholding, or elimination of any amount that could be paid or awarded to the Covered Person after the date of determination;
e.The recoupment of any amount in respect of Clawback Compensation contributed to a plan that takes into account Clawback Compensation (excluding certain tax-qualified plans, but including long-term disability, life insurance, supplemental executive retirement plans and deferred compensation plans, in each case to the extent permitted by applicable law, including Section 409A of the Code) and any earnings accrued to date on any such amount; and
f.The taking of any other remedial and recovery action permitted by law, as determined by the Compensation Committee.
In addition, the Compensation Committee may authorize legal action for breach of fiduciary duty or other violation of law and take such other actions to enforce the Covered Person’s obligations to the Company as the Compensation Committee deems appropriate.
XI.No Indemnification
The Company shall not indemnify any Covered Person against the loss of erroneously awarded compensation and shall not pay or reimburse any Covered Person for premiums incurred or paid for any insurance policy to fund such Covered Person’s potential recovery obligations.
XII.No Substitution of Rights; Non-Exhaustive Rights
Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to Company pursuant to (a) the Cross Country Healthcare, Inc. 2020 Omnibus Incentive Plan or any successor plan thereto, or any other incentive plan of the Company or any of its subsidiaries or affiliates or (b) the terms of any similar policy or provision in any employment agreement, compensation agreement or arrangement, or similar agreement and any other legal remedies available to the Company.
In addition to recovery of compensation as provided for in this Policy, the Company may take any and all other actions as it deems necessary, appropriate and in the Company’s best interest in connection with a Clawback Event, including termination of a Covered Person’s employment and initiating legal action against a Covered Person’s, and nothing in this Policy limits the Company’s rights to take any such or other appropriate actions.
XIII.Amendment; Termination
The Board may amend this Policy from time to time in its discretion, subject to any limitations under the Applicable Rules. Unless otherwise required by applicable law, this Policy shall no longer be effective from and after the date that the Company no longer has a class of securities publicly listed on a U.S. national securities exchange or is otherwise not subject to the Applicable Rules.

Adopted by the Compensation Committee on August 14, 2023 and further ratified by the Board of Directors on August 15, 2023.

Cross Country Healthcare, Inc.

INCENTIVE COMPENSATION RECOUPMENT POLICY
It is the policy of Cross Country Healthcare, Inc. (the “Company”) that as a Covered Person to whom the Company’s Incentive Compensation Recoupment Policy (the “Policy”) applies, you acknowledge your receipt of, and agree to be subject to the terms and conditions of the Policy. A copy of the Policy is enclosed for your records. You should thoroughly review the Policy, then complete and sign the acknowledgement below and return it to [TITLE]. Please return the acknowledgement by ______________. Any questions regarding the Policy should be directed to [TITLE].

Acknowledgement

I, ____________________, have received a copy of the Cross Country Healthcare, Inc. Incentive Compensation Recoupment Policy (the “Policy”) which outlines the terms and conditions of the Policy and I have read and familiarized myself with the contents of the Policy. I understand that I am a “Covered Person” within the meaning of the Policy and am subject to, and bound by, the Policy as described below.

By my signature below, I acknowledge, understand, accept and agree to be subject to the terms and conditions of the Policy including, without limitation, the possible clawback or recoupment of Incentive Compensation (as defined in the Policy) previously paid to me or the forfeiture of vested and unvested Incentive Compensation. I further understand that I am subject to the terms and conditions of the Policy, as such Policy may be amended from time to time by the Company to the extent required by applicable law, regulation or rule of any governmental authority or any national securities exchange, notwithstanding the terms and conditions of any agreement, arrangement, plan, policy or arrangement including, without limitation, the employment agreement between me and the Company or any of its affiliates. I acknowledge that the Policy will be amended as the Board of Directors of the Company deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Securities Exchange Act of 1934, as amended, and to comply with any rules or standards adopted by a national securities exchange on which the Company’s shares are listed. I further understand and agree that any action taken by the Company pursuant to the Policy shall not constitute or give rise to any constructive termination of employment, “good reason,” breach of contract or other similar rights under any Company agreement, arrangement, plan, award, program, policy (in each case, whether oral or written) or otherwise or give rise to any right that I have, or otherwise could have, to indemnification from the Company or otherwise.

_________________________________            ____________________
(signature of Covered Person)                (Date)